Exhibit 10.18


                               STOCK PUT AGREEMENT


         THIS STOCK PUT AGREEMENT (this "Agreement") is made as of the 30th day of September, 1996 (the "Effective Date"), by and between Exsorbet Industries, Inc., an Idaho corporation ("Exsorbet") and American Physicians Service Group, Inc., a Texas corporation ("APS").

                                    RECITALS:

         WHEREAS, APS has purchased 1,200,000 shares of the common stock of Exsorbet; and

         WHEREAS, Exsorbet desires to allow APS to cause Exsorbet, at APS' option for a period of sixty (60) days, to purchase APS' holdings of Exsorbet stock;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Shares Subject to this Agreement. The shares subject to this Agreement are up to 1,200,000 shares of the outstanding common stock of Exsorbet held by APS, including any increases, decreases or substitutions therefor which occur after the date hereof as a result of any change (through recapitalization, merger, consolidation, stock dividend, stock split, combination, reverse stock split or exchange of shares or otherwise) in the character or amount of such shares prior to the exercise by APS of its rights hereunder.

         2. Option to Sell. Exsorbet irrevocably and unconditionally grants to APS the right, privilege and option to sell to Exsorbet and Exsorbet hereby irrevocably and unconditionally agrees to purchase, the Shares, for the price and on the terms provided herein. This option can be exercised by APS notifying Exsorbet in writing of the intent to exercise the option, in which case Exsorbet will have ten (10) days to complete the purchase as required herein. In the event the parties cannot agree on a time and place for a closing of the purchase, the closing will occur at the offices of APS in Austin, Texas, at 1:00 p.m. Austin time on the tenth day after APS has given notice of exercise to Exsorbet.

         3. Purchase Price and Payment. The total purchase price to be paid by Exsorbet for all the Shares is $3,300,000, or $2.75 per share for purchase of a portion of the Shares. The total purchase price shall be paid at closing in cash or certified funds or by execution and delivery by Exsorbet of a promissory note (the "Note") payable to the order of APS in the original principal amount of the purchase price in the form of Exhibit-A hereto. In the event Exsorbet elects to pay for the Shares by execution and delivery of the Note, APS shall be entitled to retain a first-lien, perfected security interest in and to the Shares (in addition to whatever other collateral may be used to secure Exsorbet's obligations hereunder as contemplated in Section 5 below) and APS shall be entitled to retain possession of the certificates evidencing the Shares to perfect such security interest. In the event the purchase price is paid in cash or certified funds, or upon payment in full of the Note and all interest due thereon, APS shall deliver to Exsorbet all certificates representing the Shares sold, duly endorsed to Exsorbet.

         4. Assignment. This option and the rights granted under this Agreement may be transferred or assigned by APS to any affiliate or subsidiary of APS. Otherwise, the rights and obligations of the parties under this Agreement may not be assigned or transferred without the express prior written consent of the other party.

         5. Obligations of Exsorbet Secured. The obligations of Exsorbet under and pursuant to this Agreement shall be secured by that certain Assignment and Security Agreement of even date herewith pursuant to which Exsorbet grants a security interest in certain collateral to APS to secure Exsorbet's obligations under this Agreement. In addition, the obligations of Exsorbet under and pursuant to this Agreement are further guaranteed by the payment and performance guarantees of each of Exsorbet's subsidiaries.

         6. Insufficient Surplus. In connection with the purchase of any Shares by Exsorbet pursuant to this Agreement, if the surplus of Exsorbet shall prove to be insufficient under then existing laws to allow Exsorbet to purchase all the Shares which APS then elects to sell to Exsorbet, Exsorbet shall, within sixty (60) days of receipt of APS's written notice of intent to exercise their option to sell Shares hereunder, take such action, execute such instruments, and otherwise do whatever may be necessary to increase its surplus to an amount sufficient to authorize the purchase of such Shares, including but not limited to, one or more of the following:

                  (a) a recapitalization of Exsorbet so as to reduce its capital and increase its surplus;
                  (b) a reappraisal of the assets of Exsorbet including goodwill, if any, to reflect the market value of such assets on the books of Exsorbet in the event such value exceeds the book value thereof, so as to increase such surplus; or
                  (c) any and all other means or procedures as permitted by law.

         7.       Notices.  All notices required to be given hereunder shall be deemed to be duly given by personally delivering such notice or by mailing it certified mail to all parties hereto at the following address:

         Exsorbet:        Exsorbet Industries, Inc.
                          1401 South Waldron, Suite 201
                          Fort Smith, Arkansas 72903
                          Attn: Charles E. Chunn, Jr.

         APS:                       American Physicians Service Group, Inc.
                                    1301 Capital of Texas Highway, Suite C-300
                                    Austin, Texas 78746-6550
                                    Attn: President

         The foregoing addresses may be changed by providing written notice of such change of address by certified mail to the other parties to this Agreement.

         8. Exercise of Option. This option shall be exercisable at any time or times until sixty (60) days after the Effective Date. Upon expiration of this time period, if APS has not exercised its rights hereunder, Exsorbet shall pay APS $60,000 within five (5) days after the expiration of such sixty (60) day period.

         9. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. Exsorbet may not assign this Agreement or any of its rights or obligations hereunder without the prior express written consent of APS.

         10. Governing Law. This Agreement shall be interpreted under the laws of the State of Texas, and all obligations created hereunder are performable in Travis County, Texas.

         11. Further Assurances. All parties hereto agree to perform any further acts and to execute and deliver any further documents which may be reasonably necessary or convenient to carry out the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement in multiple counterparts in Austin, Texas on the day and year first above written.

         EXSORBET:                        EXSORBET INDUSTRIES, INC.



                                          By:

                                          Printed Name:

                                          Title:


         APS:                             AMERICAN PHYSICIANS SERVICE
                                             GROUP, INC.



                                           By:

                                           Printed Name:

                                           Title: